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                                                                    Exhibit 99.1

FOR FURTHER INFORMATION:
      MEDIA:            JUDY BRENNAN     (SARD VERBINNEN & CO)    212-687-8080
                        ANDREW COLE
      INVESTOR CONTACT: FRANK E. EMERY   (WATKINS-JOHNSON)        650-813-2752

FOR IMMEDIATE RELEASE

                      WATKINS-JOHNSON COMPLETES SALE OF ITS
                     TELECOMMUNICATION GROUP TO BAE SYSTEMS

PALO ALTO, CALIF. JANUARY 14, 2000 -- Watkins-Johnson Company (NYSE: WJ) announced today that it has completed the sale of substantially all the assets of its Telecommunications Group to the North American unit of BAE SYSTEMS. Prior to November 1999 when British Aerospace merged with Marconi Electronic Systems of General Electric Company plc, Marconi North America was part of GEC's Marconi Electronic Systems Group. As announced August 1999, the purchase price is $57.9 million, subject to a post-closing balance sheet adjustment.

The Telecommunications Group sale was approved by a majority of Watkins-Johnson shares at a special meeting held January 14, 2000 at the company's headquarters in Palo Alto, Calif. This was the first of two special meetings of WJ shareowners being held within a few weeks of one another. At the second meeting, scheduled for January 31, 2000, shareowners will vote on a separate transaction, announced last October, in which a new company formed by investment funds managed by Fox Paine & Company will acquire Watkins-Johnson Company in a recapitalization merger for $41.125 per share. At this second meeting, the proxy card is BLUE to aid shareowners in distinguishing it.

The sale of WJ's Telecommunications Group to a subsidiary of BAE SYSTEMS is part of a strategy of the Watkins-Johnson Board of Directors, announced on March 1, 1999, to maximize shareowner value through the sale of the company. If the subsequent Fox Paine merger is completed, the strategy will have been fully implemented.
                                      # # #

THIS NEWS RELEASE, OTHER THAN THE HISTORICAL FINANCIAL INFORMATION, CONSISTS OF FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES IN CONSUMMATING THE PROPOSED FOX PAINE MERGER AND THE OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS, INCLUDING THE REPORT ON FORM 10-K/A FOR THE YEAR ENDED DEC. 31, 1998. ACTUAL RESULTS MAY VARY MATERIALLY.